Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-128071

January 14, 2008

John Deere Capital Corporation
$350,000,000 Floating Rate Notes Due January 18, 2011

Issuer:	John Deere Capital Corporation
Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard and Poor’s Ratings Services
Note Type:	Medium Term Notes
Aggregate Principal Amount Offered:	$350,000,000
Trade Date:	January 14, 2008
Time of First Sale to Public:	3:30 p.m. EST
Settlement Date (T+3):	January 17, 2008
Maturity Date:	January 18, 2011
Reference Rate:	USD-LIBOR-Reuters (Screen LIBOR01) Page
Coupon:	3M USD LIBOR+ 70 bps
Coupon Payment Dates:	Quarterly on the 18th of April, July, October, and January commencing on April 18, 2008
Interest Determination Dates:	2 London Business Days
Day Count:	Actual / 360
Day Count Convention:	Modified Following, Adjusted
Price to Public:	100.000%
Gross Spread:	0.275%
Net Proceeds (%):	99.725%

Net Proceeds ($):	$349,037,500
CUSIP:	24422EQN2
Joint Bookrunners:	Banc of America Securities LLC and Deutsche Bank Securities Inc.
Co-Managers:	BBVA Securities, Inc., BNP Paribas Securities Corp., RBC Capital Markets Corporation

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC collect at 1-800-294-1322 or Deutsche Bank Securities Inc. at 1-800-503-4611.

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